EXHIBIT 11

First Health, L.P.
c/o First Manhattan Co.
399 Park Avenue
New York, New York 10022

May 23, 2013

Via Electronic Mail and FedEx

VIVUS, Inc.
1172 Castro Street
Mountain View, CA 94040
Attention: John L. Slebir, Vice President Business
                 Development, General Counsel and Corporate Secretary

Re:	Stockholder Notice of Intent to Nominate Additional Persons for Election as Directors at the 2013 Annual Meeting of the Stockholders of VIVUS, Inc. (the "Corporation").

Ladies and Gentlemen:

First Health, L.P. ("FH LP" or the "Record Holder") hereby submits this supplemental notice (the "Supplemental Notice") on the date hereof. The purpose of this Supplemental Notice, as more fully set forth herein, is to provide notice to the Corporation of the Record Holder's intent to nominate the three individuals named below for election to the Board of Directors of the Corporation (the "Board") as directors at the 2013 annual meeting of stockholders of the Corporation (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the "Annual Meeting").

This Supplemental Notice is being made pursuant to the Record Holder's original notice of intent to nominate persons for election to the Board and present a proposal at the Annual Meeting (the "Original Notice"), dated March 7, 2013, in which the Record Holder reserved the right to nominate one or both of the Alternate/Additional Nominees identified therein if more than six directors are to be elected at the Annual Meeting and additional persons as chosen by the Record Holder if more than eight directors are to be elected at the Annual Meeting.

According to the Corporation's preliminary proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the "SEC") on May 13, 2013 (the "Company's Preliminary Proxy Statement"), the Board currently consists of nine directors whose terms will expire at the Annual Meeting. Therefore, pursuant to its reservation of rights in the Original Notice, the Record Holder is hereby providing notice to the Corporation that it intends to nominate three individuals for election to the Board as directors, Rolf Bass ("Dr. Bass"), Melvin L. Keating ("Mr. Keating") and Alexander J. Denner ("Dr. Denner", and collectively with Dr. Bass and Mr. Keating, the "New Nominees" and each a "New Nominee"), in addition to the six nominees identified in the Original Notice (the "Existing Nominees" and together with the New Nominees, the "Nominees") and in the preliminary proxy statement on Schedule 14A filed with the SEC on May 1, 2013 by the Record Holder and certain of its affiliates.

Dr. Bass and Mr. Keating were identified in the Original Notice as Alternate/Additional Nominees. All information required to provide adequate notice and information to the Corporation regarding the intended nomination of Dr. Bass and Mr. Keating and to comply with all notification and other requirements applicable to the Corporation relating to Dr. Bass and Mr. Keating was included in the Original Notice and in all material respects has not changed as of the date of this Supplemental Notice (other than as provided in this Supplemental Notice). Certain information relating to Dr. Denner is set forth in Annex A hereto. Attached as Annex B is the consent signed by Dr. Denner evidencing a willingness to being named in a proxy statement as a nominee and to serve as a director, if elected.

Dr. Denner has an interest in the election of directors at the Annual Meeting as a New Nominee. As of the date hereof, Dr. Denner may be deemed the beneficial owner of an aggregate of 2,007,099 shares of common stock, par value $0.001 per share, of the Corporation (the "Common Stock"), by virtue of his being a principal of Sarissa Capital Management LP ("Sarissa Management"), the investment advisor to Sarissa Capital Offshore Master Fund LP, a Cayman Islands exempted limited partnership ("Sarissa Offshore"), which directly holds 1,024,623 shares of Common Stock, and Sarissa Capital Domestic Fund LP, a Delaware limited partnership ("Sarissa Domestic" and together with Sarissa Management, Sarissa Offshore and Dr. Denner, the "Denner Parties" and each a "Denner Party"), which directly holds 982,476 shares of Common Stock. The principal business address of each Denner Party (other than Sarissa Offshore) is 660 Steamboat Road, 3rd Floor, Greenwich, CT 06830. The principal business address of Sarissa Offshore is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. Annex C sets forth each transaction in the shares of Common Stock or other securities of the Corporation effected by the New Nominees and the Denner Parties, as applicable, during the past two years. Messrs. Keating and Bass and the Denner Parties may be deemed to have formed a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 with the Record Holder and its affiliates (as named in the Original Notice) and certain of the Existing Nominees. Collectively, the group (and each member thereof) may be deemed to have beneficial ownership of a combined 12,006,203 shares of Common Stock, constituting approximately 11.9% of the Corporation's outstanding shares of Common Stock. The percentages contained herein are based upon 100,665,029 shares of Common Stock outstanding as of April 23, 2013, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on May 8, 2013.

Except as disclosed in this Supplemental Notice, Dr. Denner does not have any substantial interest, direct or indirect, by security holdings or otherwise, in the matters to be brought before the Annual Meeting pursuant to the Original Notice and this Supplemental Notice. If elected, Dr. Denner would be considered an independent director of the Corporation under (i) the NASDAQ Listing Rules, (ii) paragraph (a)(1) of Item 407 of Regulation S-K, (iii) the Corporate Governance Guidelines of the Corporation and (iv) the Code of Business Conduct and Ethics of the Corporation. There are no business, financial, scientific or other relationships between Dr. Denner and any existing or potential collaborators, license partners, suppliers or competitors of the Corporation.

Dr. Denner has entered into a nominee agreement pursuant to which the Record Holder has agreed to pay the costs of soliciting proxies in connection with the Annual Meeting, and to defend and indemnify Dr. Denner against, and with respect to, any losses that may be incurred by him in the event he becomes a party to litigation based on his nomination as a candidate for election to the board of directors of the Corporation and the solicitation of proxies in support of his election. Dr. Denner will not receive any compensation from the Record Holder or its affiliates for his services as director of the Corporation if elected. If elected, Dr. Denner will be entitled to such compensation from the Corporation as is consistent with the Corporation's practices for services of non-employee directors. A copy of the nominee agreement between the Record Holder and Dr. Denner is attached in Annex D.

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The Record Holder hereby states with respect to each Denner Party, as applicable, that, to the knowledge of the Record Holder, other than as described in this Notice:

(i)	such Denner Party is not, nor was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Corporation, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;
(ii)	(a) such Denner Party has no position or office with the Corporation, and has no arrangement or understanding with any other person pursuant to which he was selected to be a nominee, if applicable, other than with respect to the Nominee Agreement described herein; (b) neither such Denner Party nor any of his or its "associates" (which term, for purposes of this Supplemental Notice, shall have the meaning ascribed thereto in Rule 14a-1 of Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is a party to any arrangement or understanding with any person with respect to (1) any future employment by the Corporation or its affiliates or (2) any future transactions to which the Corporation or any of its affiliates will or may be a party; (c) there were no transactions since January 1, 2012 nor are there any currently proposed involving such Denner Party or any of his or its associates in which the Corporation was or is to be a participant and in which such Denner Party, any of his or its associates, or any of their respective immediate family members or any persons sharing their respective households, have or will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended ("Regulation S-K"); and (d) there are no material proceedings to which such Denner Party or any of his or its associates is a party adverse to the Corporation or any of its subsidiaries or has a material interest adverse to the Corporation or any of its subsidiaries;
(iii)	none of the entities or organizations referred to in Annex A with which any Denner Party has been involved during the past five years is a parent, subsidiary or other affiliate of the Corporation;
(iv)	except as set forth in this Notice (including Annex C hereto), (a) such Denner Party and each of his or its associates is not a record owner or direct or indirect beneficial owner of any securities of the Corporation or any parent or subsidiary of the Corporation; and (b) such Denner Party has not purchased or sold any securities of the Corporation within the past two years;
(v)	neither such Denner Party nor any of his or its associates has received any fees earned or paid in cash, stock awards, option awards, non-equity incentive plan compensation, changes in pension value or nonqualified deferred compensation earnings or any other compensation from the Corporation during the Corporation's last completed fiscal year, or is subject to any other compensation arrangement described in Item 402 of Regulation S-K;
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(vi)	(a) there are no relationships involving such Denner Party or any of his or its associates that would have required disclosure under Item 407(e)(4) of Regulation S-K had that Denner Party been a director of the Corporation; (b) there are no events required to be disclosed under Item 401(f) of Regulation S-K that have occurred during the past ten years and that are material to an evaluation of the ability or integrity of any Denner Party; (c) there are no "family relationships" (as defined in Item 401(d) of Regulation S-K) between any Denner Party and any director or executive officer of the Corporation or person known to the Record Holder to be nominated by the Corporation to become a director or executive officer; and (d) such Denner Party has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) in the past ten years; and
(vii)	other than the Nominee Agreement and an oral understanding between the Record Holder and certain of its affiliates and the Denner Parties regarding the coordination of their respective filing obligations under Sections 13 and 16 of the Exchange Act, there are no arrangements or understandings between the Record Holder and any Denner Party and any other person or persons pursuant to which the nominations are to be made by the Record Holder.

The Record Holder understands that certain information regarding the Annual Meeting (including, but not limited to, the record date, voting shares outstanding and date, time and place of the Annual Meeting) and the Corporation (including, but not limited to, its various committees and proposal deadlines and the beneficial ownership of the Corporation's securities) is currently set forth in the Company's Preliminary Proxy Statement and in certain other SEC filings made or to be made by the Corporation and third parties under Sections 13 and 16 of the Exchange Act, and that additional information will be set forth in the Corporation's definitive proxy statement on Schedule 14A, to be filed with the SEC by the Corporation with respect to the Annual Meeting. To the extent the Corporation believes any such information is required to be set forth herein, the Record Holder hereby refers the Corporation to such filings. The Record Holder accepts no responsibility for any information set forth in any such filings not made by the Record Holder.

The Annexes are hereby incorporated into and made a part of this Supplemental Notice. Accordingly, all matters disclosed in any part of this Supplemental Notice, including the Annexes, shall be deemed disclosed for all purposes of this Supplemental Notice. All capitalized terms appearing in one of the Annexes that are not defined in such Annex shall have the meaning given in the body of this Supplemental Notice or in another of the Annexes, as applicable.

The Record Holder believes that this Supplemental Notice, together with the Original Notice, is sufficient to provide adequate notice and information to the Corporation regarding the intended nomination of the New Nominees and complies with all notification and other requirements applicable to the Corporation, if any. If, however, you believe that this Supplemental Notice for any reason does not comply with such requirements or is otherwise insufficient or defective in any respect, the Record Holder requests that you so notify it on or prior to 6:00 p.m. (Eastern Standard Time) on May 24, 2013 by contacting Marc Weingarten, Esq. or David Rosewater, Esq. of Schulte Roth & Zabel LLP by telephone at (212) 756-2280 or (212) 756-2208, respectively. Please be advised that neither the delivery of this Supplemental Notice nor the delivery of additional information, if any, provided by or on behalf of the Record Holder, any of its affiliates or any of the New Nominees to the Corporation from and after the date hereof shall be deemed to constitute (i) an admission by the Record Holder, any of its affiliates or any of the New Nominees that this Supplemental Notice is in any way defective, (ii) an admission as to the legality or enforceability of any particular provision of the Amended and Restated Bylaws of the Corporation (the "Bylaws") or any other matter or (iii) a waiver by the Record Holder, any of its affiliates or any of the New Nominees of the right to, in any way, contest or challenge the enforceability of any provision of the Bylaws, or of any other matter.

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Very truly yours,
First Health, L.P.
By:	First Manhattan Co., Inc., its general partner

By:	/s/ Neal K. Stearns
Name: Neal K. Stearns
Title: Vice President and Secretary

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ANNEX A

Information about Dr. Denner

Name:	Dr. Denner
Age:	43
Business Address:	660 Steamboat Road, 3rd Floor Greenwich, CT 06830
Residence Address:	[REDACTED]
Principal Occupation:	See below

Dr. Denner founded Sarissa Capital Management LP, a registered investment advisor, in 2012.  Sarissa Capital focuses on enhancing shareholder value of portfolio companies. From 2006 to November 2011, Dr. Denner served as a Senior Managing Director of Icahn Capital, an entity through which Carl C. Icahn conducts his investment activities. Prior to that, he served as a portfolio manager at Viking Global Investors, a private investment fund, and Morgan Stanley Investment Management, a global asset management firm.

Dr. Denner is a director of Biogen Idec Inc., a publicly traded biopharmaceutical company, where he has served since 2009, and Enzon Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, where he has also served since 2009. During the past five years, Dr. Denner has served as a director of the following publicly-traded companies: Amylin Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, from 2009 until 2012; ImClone Systems Incorporated, a publicly traded biopharmaceutical company where he was Chairman of Executive Committee, from 2006 until its acquisition in 2008; and Adventrx Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, from 2006 until 2009.

Dr. Denner received his S.B. degree from the Massachusetts Institute of Technology and his M.S., M.Phil. and Ph.D. degrees from Yale University.

Dr. Denner's qualifications as director include his experience as a director of several publicly traded biopharmaceutical companies. He also has extensive experience as an investor, particularly with respect to healthcare companies, and possesses broad knowledge of the life sciences industry and corporate governance matters.

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ANNEX B

Written Consent of Dr. Denner

[See attached]

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ANNEX C

Two year transaction history of the New Nominees and Denner Parties in the Corporation's Securities

Set forth in the this Annex C are all transactions effected by the New Nominees and Denner Parties, as applicable, in the Corporation's securities within the past two years. Unless otherwise noted, all such transactions were effected in the open market.

Denner Parties

Common Stock

Trade Date	Amount Acquired (Sold)
5/8/2013	8,500
5/9/2013	172,498
5/10/2013	178,100
5/14/2013	350,000
5/15/2013	100,000
5/16/2013	151,563
5/17/2013	100,000
5/20/2013	238,026
5/21/2013	108,412
5/22/2013	600,000

Dr. Bass

Common Stock

Trade Date	Amount Acquired (Sold)
6/28/2012	100

Mr. Keating

Common Stock

Trade Date	Amount Acquired (Sold)
5/20/2013	800
5/21/2013	100

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ANNEX D

Nominee Agreement

First Manhattan Co. 399 Park Avenue New York, New York 10022

May 22, 2013

Dr. Alexander J. Denner, Ph.D.
c/o Sarissa Capital Management LP
660 Steamboat Road, 3rd Floor

Greenwich, CT 06830

Dear Dr. Denner:

This will confirm our understanding as follows:

You agree that you are willing, should we so elect, to become a member of a slate of nominees (the "Slate") of an affiliate of the undersigned (the "Nominating Party"), to stand for (i) election as a director of Vivus, Inc. (the "Company") in connection with a proxy solicitation (the "Proxy Solicitation") to be conducted by the undersigned and certain other parties or the Company in respect of the 2013 annual meeting of stockholders of the Company expected to be held in June 2013 (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the "Annual Meeting") or (ii) appointment or election by other means. You further agree to serve as a director of the Company if so elected or appointed. The undersigned agrees on behalf of the Nominating Party to pay the costs of the Proxy Solicitation.

You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected or appointed, as a director of the Company if such nominee later changes his mind and determines not to serve on the Slate or, if elected or appointed, as a director of the Company. Accordingly, the undersigned is relying upon your agreement to serve on the Slate and, if elected or appointed, as a director of the Company. In that regard, you are being supplied with a questionnaire (the "Questionnaire") in which you will provide the undersigned with information necessary for the Nominating Party to make disclosure required by the bylaws or any other applicable documents of the Company to the Company and to use in creating the Proxy Solicitation materials to be sent to stockholders of the Company and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation. You also agree to provide us any additional information necessary for the Nominating Party to make appropriate disclosure to the Company and to use in creating the proxy materials to be sent to stockholders of the Company and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation ("Supplemental Information").

You agree that you will (i) promptly complete and sign the Questionnaire and return a hardcopy of it, (ii) your responses in the Questionnaire will be true, complete and correct in all respects, and (iii) you will provide any additional information as may be requested by the undersigned. In addition, you agree that, concurrently with your execution of this letter, you will execute and return the attached instrument confirming that you consent to being nominated for election as a director of the Company and, if elected, consent to serving as a director of the Company. Upon being notified that we have chosen you, we may forward your consent and your completed Questionnaire (and/or summaries thereof) to the

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Company, and we may at any time, in our discretion, disclose such information, as well as the existence and contents of this letter. Furthermore, you understand that we may elect, at our election and expense, to conduct a background and reference check on you and you agree to complete any and all necessary authorization forms or other documents required in connection therewith.

You further agree that until the conclusion of the Annual Meeting (i) you will (x) and will cause your agents, representatives and affiliates to, treat confidentially all information relating to the Proxy Solicitation which is non-public, confidential or proprietary in nature and (y) accept responsibility for any disclosure, publication or other use of such information by you and your agents, representatives and affiliates; (ii) you will not, and will cause your agents, representatives and affiliates not to, issue or otherwise make any public statement or any other form of public communication relating to the Company or the Proxy Solicitation without the prior approval of the undersigned, in each case, other than (A) in response to any inquiry or public statement, provided that (x) any such statement or form of communication made by you relating to the Company or the Proxy Solicitation will be substantially consistent with the plans and proposals of, and your prior discussions with, the Nominating Party, (y) to the extent you are provided with sufficient time to respond to an inquiry or public communication, you will use reasonable efforts to consult with the undersigned in connection with any such statement or form of communication by you in response thereto, and (z) you will obtain prior approval from the undersigned of any such statement or form of communication made by you relating to the Nominating Party other than with respect to its plans or proposals for the Company including the Proxy Solicitation, or (B) as may be required by any applicable law (based on the advice of your legal counsel); (iii) you will not, and will cause your agents, representatives and affiliates not to, dispose of any Securities of the Company without the prior approval of the undersigned, which approval shall not be unreasonably withheld or delayed and (iv) you will not, and will cause your agents, representatives and affiliates not to, acquire any Securities of the Company which would cause you, the Nominating Party and the other members of the Slate (and each of the foregoing person’s respective affiliates) to collectively beneficially own 15% or more of the outstanding equity securities of the Company or to otherwise become an “Acquiring Person” or be subject to similar consequences under any poison pill currently in place or hereafter adopted by the Company, in each case, without the prior approval of the undersigned, which approval shall not be unreasonably withheld or delayed. For purposes of the forgoing sentence, “Securities” shall mean equity securities of the Company, options to purchase or sell equity securities of the Company, and swaps, synthetics and other derivative securities or instruments, the value of which is solely and directly related to equity securities of the Company.

The undersigned agrees on behalf of the Nominating Party that the undersigned will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding with a third party, and any appeal thereof, (i) relating to your role as a nominee for director of the Company on the Slate, or (ii) otherwise arising from or in connection with or relating to the Proxy Solicitation. Your right of indemnification hereunder shall continue after the AnnualMeeting has taken place but only for events that occurred prior to the Annual Meeting and subsequent to the date hereof. Anything to the contrary herein notwithstanding, the undersigned is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any actions taken by you as a director of the Company, if you are elected or appointed.

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Nothing herein shall be construed to provide you with indemnification (i) if you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner that constitutes gross negligence or willful misconduct; or (iii) if you provided false or misleading information, or omitted material information, in the Questionnaire or otherwise in connection with the Proxy Solicitation. You shall promptly notify the undersigned in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, upon your delivery of notice with respect to any such claim, the undersigned shall have the option, at any time, to assume control of the defense of such claim with counsel chosen by the undersigned. The undersigned shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, the undersigned may not enter into any settlement of any such claim without your consent unless such settlement includes (i) no admission of liability or guilt by you, and (ii) a release of you from any and all liability in respect of such claim.

Each of us recognizes that should you be elected or appointed to the Board of Directors of the Company all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to the Company and to the stockholders of the Company and, as a result, that there is, and can be, no agreement between you and the undersigned that governs the decisions which you will make as a director of the Company.

This letter and the attached consent set forth the entire agreement between the undersigned and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by the undersigned and you. This letter shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

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Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

FIRST MANHATTAN CO.

By: First Manhattan LLC, General Partner

	By:	/s/ Neal K. Stearns
	Name:	Neal K. Stearns
	Title:	Managing Member

Agreed to and accepted as
of the date first written above:

s/ Alexander J. Denner
Name: Alexander J. Denner